United States Securities and Exchange Commission
Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2008

XEDAR CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	000-08356	84-0684753
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 Cherry Creek North Drive, Suite 995
Denver, CO 80209
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code:  (303) 377-0033

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into Material Definitive Agreements

On October 23, 2008, we entered into a consulting agreement (the "Consulting Agreement"), approved and ratified by our Board, with Wakabayashi Fund, LLC, a Japanese limited liability company ("Wakabayashi Fund"), concerning the provision by Wakabayashi Fund to us of certain investor communications and public relations services from the date of the Consulting Agreement through December 31, 2008.  As consideration for the Consulting Agreement we have agreed to issue to Wakabayashi Fund 166,667 shares of our restricted common stock and to pay to certain out of pocket expenses incurred by Wakabayashi Fund in connection with their provision of services.

On October 23, 2008, we also entered into a second consulting agreement (the "Second Consulting Agreement"), approved and ratified by our Board, with Wakabayashi Fund, concerning the provision by Wakabayashi Fund to us of certain investor communications and public relations services commencing on January 1, 2009 and continuing thereafter for a three month period.  As consideration for the Second Consulting Agreement we have agreed to issue to Wakabayashi Fund 166,667 shares of our restricted common stock as of January 1, 2009, and to pay to certain out of pocket expenses incurred by Wakabayashi Fund in connection with their provision of services.

The Consulting Agreement and the Second Consulting Agreement are attached as exhibits to this Current Report.  The above description of the Consulting Agreement and Second Consulting Agreement are qualified in their entirety by the full text of the exhibits.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits

Number	Description

10.1	Consulting Agreement, dated October 23, 2008, by and between Xedar Corporation, a Colorado corporation, and Wakabayashi Fund, a Japanese limited liability company.

10.2	Consulting Agreement, dated October 23, 2008, by and between Xedar Corporation, a Colorado corporation, and Wakabayashi Fund, a Japanese limited liability company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Xedar has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
.
Xedar Corporation

Dated: October 27, 2008	By:	/s/ Hugh Williamson III
Hugh Williamson III Chairman, President and CEO

Exhibit Index

Number	Description

10.1	Consulting Agreement, dated October 23, 2008, by and between Xedar Corporation, a Colorado corporation, and Wakabayashi Fund, a Japanese limited liability company.

10.2	Consulting Agreement, dated October 23, 2008, by and between Xedar Corporation, a Colorado corporation, and Wakabayashi Fund, a Japanese limited liability company.